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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Suburban Propane Partners, L.P.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    Suburban
One Suburban Plaza . 240 Route 10 West . P.O. Box 206 . Whippany, NJ 07981-0206
                              Office 973-887-5300
                         http://www.suburbanpropane.com

Mark A. Alexander
President &
Chief Executive Officer

                                          March 6, 2000

Dear Fellow Suburban Unitholder:

You are cordially invited to attend the Tri-Annual Meeting of the Limited Partners of Suburban Propane Partners, L.P. to be held on Wednesday, April 19, 2000, beginning at 9:00 a.m. at our executive offices at One Suburban Plaza, 240 Route 10 West, Whippany, New Jersey.

Whether or not you plan to attend in person, it is important that your units be represented at the meeting. You may vote on the matters that come before the meeting by completing the enclosed proxy card and returning it in the envelope provided.

Attendance at the Tri-Annual Meeting will be open to holders of record of units as of the close of business on February 23, 2000. I look forward to greeting those of you who will be able to attend.

                                          Sincerely,

                                          /s/ Mark A. Alexander
                                          Mark A. Alexander
                                          President and Chief Executive
                                          Officer

                        SUBURBAN PROPANE PARTNERS, L.P.

                         NOTICE OF TRI-ANNUAL MEETING

                                April 19, 2000

The Tri-Annual Meeting of the Limited Partners of Suburban Propane Partners, L.P. will be held at 9:00 a.m. on Wednesday, April 19, 2000, at our executive offices at One Suburban Plaza, 240 Route 10 West, Whippany, New Jersey, for the following purposes:

1.    To elect three Elected Supervisors; and

2.    To consider any other matters that may properly come before the meeting.

Only holders of record of common units as of the close of business on February 23, 2000, are entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of
                                          Supervisors,

                                          /s/ Janice G. Meola
                                          Janice G. Meola
                                          Secretary

March 6, 2000

                                   IMPORTANT

Your vote is important. Whether or not you expect to attend the meeting in person, we urge you to complete and return the enclosed proxy card at your earliest convenience in the postage-paid envelope provided.

                        SUBURBAN PROPANE PARTNERS, L.P.
                              One Suburban Plaza
                               240 Route 10 West
                        Whippany, New Jersey 07981-0206

                                PROXY STATEMENT

This Proxy Statement (first mailed, together with a form of proxy, on or about March 6, 2000) is being furnished to holders ("unitholders") of common units ("units") in connection with the solicitation of proxies by the Board of Supervisors (the "Board") of Suburban Propane Partners, L.P. ("Suburban" or the "Partnership") for use at Suburban's Tri-Annual Meeting of Limited Partners and any postponements or adjournments (the "Meeting").

1. Q:       What is the Board's proposal?
   A:       To elect three Elected Supervisors.

2. Q:       How does the Board recommend I vote on the proposal?
   A:       The Board recommends a vote FOR each of its nominees for Elected
            Supervisor.

3. Q:       How will voting on any other business be conducted?
   A:       The Board does not know of any business to be considered at the
            Meeting other than the proposal described in this Proxy Statement.
            However, if any other business is properly presented, your signed proxy card gives authority to the persons named in the proxy to vote on these matters at their discretion.

4. Q:       Who is entitled to vote?
   A:       Each unitholder as of the close of business on the record date,
            February 23, 2000, is entitled to vote at the Meeting.

5. Q:       How many units may be voted?
   A:       As of the record date, 22,278,587 units were outstanding. Each unit entitles its holder to one vote, subject to the exception described in the next sentence. A unitholder holding more than 20% of the total number of units outstanding may not vote any units in excess of those representing 20%, and, as used in this proxy statement, the term "outstanding" excludes such excess units. The
            Board is not aware of any such holder as of the Record Date.

6. Q:       What is a "quorum"?
   A:       A quorum is a majority of the outstanding units represented in person or by proxy at the Meeting. There must be a quorum for the Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal.

7. Q:       What vote is required to approve the proposal?
   A:       The affirmative vote of holders of a plurality of the outstanding units is required to elect each Elected Supervisor.

8.  Q:      How do I vote?
    A:      Please mark, sign and date each proxy card you receive and return it in the envelope provided. Units represented by properly executed proxies that are not revoked will be voted in accordance with the instructions shown on the proxy card. If you return your signed proxy card but do not give instructions as to how you wish to vote, your units will be voted FOR the proposal.

            You have the right to revoke your proxy at any time before the meeting by:
            (1) Notifying Suburban's Secretary;
            (2) Voting in person; or
            (3) Returning a later-dated proxy card.
            Attendance at the Meeting will not, in and of itself, revoke your proxy.

9.  Q:      What does it mean if I receive more than one proxy card?
    A:      If your units are registered differently and/or are in more than one account, you will receive more than one proxy card. Please mark, sign, date and return all of the proxy cards you receive to ensure that all of your units are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Equiserve-First Chicago Trust Company of New York Division, at (201) 324-0313. The telephone number for the hearing impaired is TDD: (201) 222-4955.

10. Q:      What do I do if my units are held in "street name"?
    A:      If your units are held in the name of your broker, a bank, or other nominee, that party will give you instructions about how to vote your units.

11. Q:      Who will count the vote?
    A:      Representatives of Equiserve-First Chicago Trust Company of New
            York Division, our transfer agent and an independent tabulator, will count the votes and act as the inspector of election.

12. Q:      Where and when will I be able to find out the results of voting?
    A:      In addition to announcing the results at the Meeting, Suburban will post the results on our web site at www.suburbanpropane.com within two days after the Meeting. You will also be able to find the results in our Form 10-Q for the third quarter of fiscal 2000, which we will file with the SEC in August 2000.

13. Q:      Who is bearing the cost of this proxy solicitation?
    A:      Corporate Investor Communications, Inc. was hired to assist in the distribution of proxy materials and the solicitation of votes and will be paid a customary fee plus reasonable out-of-pocket expenses. Suburban is bearing the cost of soliciting proxies for the Meeting. In addition to using the mail, supervisors, officers and employees may solicit proxies by telephone, personal interview or otherwise. They will not receive additional compensation for this activity, but may be reimbursed for their reasonable out of pocket expenses. Suburban will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to unitholders.

14. Q:   Will the independent accountants attend the Meeting?
    A: Representatives of PricewaterhouseCoopers LLP, Suburban's independent accountants for the fiscal year ended September 25, 1999, will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

15. Q:   When are the unit holder proposals for the 2003 Tri-Annual Meeting due?
    A: We presently expect our next Tri-Annual Meeting to be held in April of 2003 (the "2003 Tri-Annual Meeting"). The deadline for the submission of unitholder proposals for inclusion in the proxy materials relating to that meeting will be October 31, 2002. Unitholders who intend to present a proposal at the 2003 Tri-Annual meeting without inclusion of such proposal in the Partnership's proxy materials are required to provide notice of such proposal to the Partnership no later than January 17, 2003. If the date of the 2003 Tri-Annual Meeting is changed to a different month, we will advise our unitholders of the new date for the submission of unitholder proposals in one of our periodic filings with the SEC.

                        ELECTION OF ELECTED SUPERVISORS
                          (Item 1 on the Proxy Card)

Unitholders are entitled to elect three members of the Board (the "Elected Supervisors"). The nominees for Elected Supervisors, all of whom are currently serving as Elected Supervisors, are described below. If elected, all nominees are expected to serve until the 2003 Tri-Annual Meeting and until their successors are duly elected. Although the Board does not anticipate that any of the persons named below will be unable to stand for election, if for any reason a nominee becomes unavailable for election, the persons named in the form of proxy have advised that they will vote for such substitute nominee as the Board may propose.

                 Nominees for Election as Elected Supervisors
                 -- To Serve Until the 2003 Tri-Annual Meeting

John Hoyt Stookey                                                        Age 70
Mr. Stookey has served as an Elected Supervisor and Chairman of the Board since March 1996. From 1986 until its acquisition by Hanson PLC ("Hanson") on September 30, 1993, he was the Chairman, President and Chief Executive Officer of Quantum Chemical Corporation ("Quantum"), Suburban's predecessor. He then served as the non-executive Chairman and a director of Quantum under Hanson's ownership until October 1995. Mr. Stookey is also a director of United States Trust Company of New York and ACX Technologies, Inc.

Harold R. Logan, Jr.                                                     Age 55
Mr. Logan has served as an Elected Supervisor since March 1996. He has been Executive Vice President-Finance, Treasurer and a Director of TransMontaigne Inc. since 1995. From 1987 until 1995, he was Senior Vice President of Finance and a director of Associated Natural Gas Corporation, an independent gatherer and marketer of natural gas, natural gas liquids and crude oil, which in 1994 was acquired by Panhandle Eastern Corporation. Mr. Logan is also a director of Santa Fe Snyder Corporation and Union Bankshares Ltd.

Dudley C. Mecum                                                          Age 65
Mr. Mecum has served as an Elected Supervisor since June 1996. Mr. Mecum has been a managing director of Capricorn Holdings, LLC (a sponsor of and investor in leveraged buyouts) since June 1997. Mr. Mecum was a partner of G.L.
Ohrstrom & Co. (a sponsor of and investor in leveraged buyouts) from 1989 to June 1996. Mr. Mecum is also a director of Lyondell Chemical Co., Dyncorp, Vicorp Restaurants, Inc., CITIGROUP, Inc., Travelers Property Casualty Corporation and CCC Information Systems Inc.

The Board recommends that Unitholders vote "FOR" the election of each of the Board's nominees.

                   Other Members of the Board of Supervisors

In addition to the Elected Supervisors, the Board consists of two supervisors (the "Appointed Supervisors") appointed by Suburban's general partner, Suburban Energy Services Group LLC (the "General Partner") and a Supervisor Emeritus.

Mark A. Alexander                                                        Age 41
Mr. Alexander has served as Chief Executive Officer of Suburban and as a member of the Board since March 1996. He was Executive Vice Chairman from
March 1996 until September 1996 and became President in October 1996. Mr. Alexander was Senior Vice President - Corporate Development of Hanson Industries (Hanson's management division in the United States) from January 1995 until March 1996, where he was responsible for mergers, acquisitions and real estate. He was an Associate Director of Hanson from 1993 and a Director of Hanson Industries from June 1995 until March 1996. Mr. Alexander has served as the Chairman of the Board of Managers of the General Partner since May
1999. He is also a director-at-large of the National Propane Gas Association and a member of its Executive Committee. He is the President of the Coalition for Competition in Rural Markets and the Chairman of the Research and Development Advisory Committee for the Propane Education and Research Council.

Michael J. Dunn, Jr.                                                     Age 50
Mr. Dunn has been a member of the Board since July 1998. He has served as Senior Vice President of Suburban since 1998 and was Vice President - Procurement and Logistics from March 1997 until June 1998. From 1981 until January 1997, he was Vice President of Commodity Trading for Goldman Sachs & Company. Mr. Dunn has served on the Board of Managers of the General Partner since May 1999.

Mark J. Anton                                                            Age 74
Mr. Anton has served as Supervisor Emeritus of the Board since January 1999.
He is a former President, Chief Executive Officer and Chairman of the Board of Directors of Suburban Propane Gas Corporation prior to its acquisition by Quantum and a former Executive Vice President of Quantum.

                            PARTNERSHIP GOVERNANCE

Suburban's partnership agreement provides that all management powers over the business and affairs of Suburban are exclusively vested in the Board and, subject to the direction of the Board, the officers of Suburban. Neither the General Partner nor any unitholder has any management power over the business and affairs of Suburban or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, Suburban. The members of the General Partner are executives and key employees of Suburban.

Committees of the Board

The Board has two standing committees: an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee recommends the appointment of Suburban's independent accountants and reviews Suburban's procedures for internal auditing and the adequacy of Suburban's internal accounting controls. In addition, the Audit Committee has the authority to review, at the Board's request, specific matters as to which the Board believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the Board is fair and reasonable to the unitholders. Any such matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to Suburban and the unitholders, approved by all partners of Suburban and not a breach by the General Partner or the Board of any duties they may owe Suburban or the unitholders. The committee met 5 times during fiscal 1999, 3 times during fiscal 1998 and 3 times during fiscal 1997. Its members are Messrs. Stookey, Mecum and Logan, who serves as its Chair.

  Compensation Committee. The Compensation Committee determines compensation for all executives and administers incentive plans for executive officers. The committee met 1 time in fiscal 1999 and 3 times in fiscal 1998 but did not meet during fiscal 1997. Its members are Messrs. Logan and Stookey, who serves as its Chair.

Prior to March 2000, the Board had a separate Restricted Unit Plan Committee that administered the 1996 Restricted Unit Plan. The committee met 1 time in fiscal 1999 and 3 times in fiscal 1998 but did not meet during fiscal 1997. Its members were Messrs. Logan and Stookey, who served as its Chair.

  Special Committee. In addition to the foregoing standing committees, the Board established a Special Committee to evaluate and make a recommendation on behalf of the public unitholders regarding Suburban's recapitalization and substitution of a new general partner completed in May 1999 (the "Recapitalization"). The committee met 11 times during fiscal 1999 and once during fiscal 1998. Its members were Messrs. Logan, Mecum and Stookey, who served as its Chair.

Attendance at Meetings

The Board held 12 meetings in fiscal 1999, 8 meetings in fiscal 1998 and 8 meetings in fiscal 1997. Each Supervisor attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which such Supervisor served.

Supervisors' Remuneration

Appointed Supervisors receive no remuneration for serving on the Board. Mr. Stookey receives annual compensation of $75,000 for his services as Chairman of the Board. Mr. Logan and Mr. Mecum, the other Elected Supervisors, receive annual compensation of $50,000. Mr. Anton, the Supervisor Emeritus, receives annual compensation of $15,000. All Elected Supervisors and the Supervisor Emeritus receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees.

Each of the Elected Supervisors received 14,634 restricted units pursuant to Suburban's 1996 Restricted Unit Plan in connection with Suburban's March 1996 initial public offering. At the closing of the Recapitalization, the vesting of these restricted units accelerated and they converted into an equal number of units having a value of approximately $283,076 in the case of each Elected Supervisor.

                              EXECUTIVE OFFICERS

Biographical information about Suburban's executive officers, other than those serving as Appointed Supervisors, is set forth below.

David R. Eastin                                                          Age 41
Mr. Eastin has served as Chief Operating Officer since May 1999. From 1992 until he joined Suburban, he held various positions at Star Gas Propane LP, most recently as Vice President - Operation.

Edward J. Grabowiecki                                                    Age 37
Mr. Grabowiecki has served as Controller and Chief Accounting Officer since October 1996 and became a Vice President in October 1999. He was Director of Accounting Services from January 1996 to September 1996. From June 1993 until he joined Suburban, Mr. Grabowiecki was a regional controller for Discovery Zone, Inc.

Jeffrey S. Jolly                                                         Age 47
Mr. Jolly has served as Vice President - Information Services since July 1997 and became Chief Information Officer in May 1999. From 1993 until joining Suburban, he was Vice President - Information Systems at The Wood Company.

Michael M. Keating                                                       Age 46
Mr. Keating has served as Vice President - Human Resources and Administration since August 1996. He was Director of Human Resources at Hanson Industries from December 1993 to July 1996.

Janice G. Meola                                                          Age 34
Ms. Meola has served as General Counsel and Secretary since May 1999. She was Counsel from July 1998 to May 1999 and Associate Counsel from September 1996 to July 1998. From 1994 until she joined Suburban, Ms. Meola was Environmental Counsel for the CNA Insurance Companies and its predecessor, Continental Insurance Company.

Robert M. Plante                                                         Age 51
Mr. Plante has served as Treasurer since March 1996 and became a Vice
President in October 1999. He was Director of Financial Services from 1993 until March 1996.

Anthony M. Simonowicz                                                    Age 49
Mr. Simonowicz has served as Vice President and Chief Financial Officer since March 1997. He was Vice President - Business Development from March 1996 to March 1997, Vice President - Business Development of Quantum from September 1995 until March 1996 and Director - Financial Planning and Analysis of
Quantum from 1991 to September 1995.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of all compensation awarded, paid to or earned by the chief executive officer and the four other most highly compensated executive officers of Suburban for services rendered to Suburban during each of the last three fiscal years.

                                   Annual Compensation                 Long-Term Compensation
                          ------------------------------------- -------------------------------------
                                                     Other      Restricted Restricted       All
   Name and Principal          Salary  Bonus/1/     Annual        Units      Units         Other
        Position          Year   ($)     ($)    Compensation($)   ($)/2/      (#)     Compensation/3/
------------------------  ---- ------- -------- --------------- ---------- ---------- ---------------
Mark A. Alexander         1999 400,000 400,000         --              --        --       95,000
President and Chief
 Executive Officer        1998 381,250 381,528         --              --        --       64,275
                          1997 375,000 100,000         --       1,953,000    97,561        4,500

Michael J. Dunn, Jr.      1999 225,000 191,250         --              --        --       48,024
Senior Vice President     1998 178,000 153,177         --              --        --       31,561
                          1997 150,000  30,038         --         900,000    48,780           --

Anthony M. Simonowicz     1999 165,000 107,250         --              --        --       28,619
Vice President and Chief  1998 154,000 100,000         --              --        --       20,337
 Financial Officer        1997 138,000  24,000         --         539,000    29,268        4,140

Jeffrey S. Jolly          1999 145,000  72,500         --          96,000     5,366       20,213
Vice President and Chief  1998 137,500  67,500         --         289,000    14,146       14,655
 Information Officer      1997  33,750      --         --              --        --           --

Michael M. Keating        1999 140,000  70,000         --              --        --       19,837
Vice President, Human
 Resources                1998 135,000  67,500         --              --        --       14,145
 and Administration       1997 130,000  16,000         --         594,000    29,268        4,050

-------------------------
/1/ Bonuses are reported for the year earned, regardless of the year paid.
/2/ The aggregate dollar value of Restricted Units was computed by multiplying the number of Restricted Units granted by the closing market price on the date of grant. These Restricted Units would have vested automatically upon the Recapitalization under a "change of control" provision contained in Suburban's 1996 Restricted Unit Plan. Each executive officer, however, agreed to surrender all of his Restricted Units, prior to their vesting upon the Recapitalization, in exchange for an equal number of units. These units were deposited into Suburban's Benefits Protection Trust (the "Benefits Protection Trust"), and are being held in such trust and will be distributed to each executive in accordance with the terms of the new compensation deferral plan of Suburban and Suburban Propane, L.P., a subsidiary of Suburban through which Suburban operates (the "Operating Partnership"), described below (the "Deferral Plan"). The number of units held in the Benefits Protection Trust at September 25, 1999, and the aggregate value thereof (calculated at a per unit price of $19.88, the closing price of a common unit on September 24, 1999, as reported on the New York Stock Exchange) were 243,902 ($4,848,772) for Mr. Alexander, 48,780 ($969,746) for Mr. Dunn, 48,780 ($969,746) for Mr. Simonowicz,
    19,512 ($387,899) for Mr. Jolly and 29,268 ($581,848) for Mr. Keating.
    Quarterly distributions associated with the units held in the Benefits Protection Trust will be deposited into the trust and deferred by each executive until the date the General Partner's $6.0 million loan from Mellon Bank ("Mellon") used to finance the acquisition of Suburban's general partnership interests from the former general partner (the "GP Loan") is repaid in full, or the seventh anniversary of the closing of the Recapitalization, whichever date the executive has chosen, but subject to the earlier distribution and forfeiture provisions of the Deferral Plan.

/3/These amounts include the following:
(a) Matching contributions under the Retirement Savings and Investment Plan.
(b) Amounts awarded under the 1996 Long-Term Incentive Program.

Deferral Plan

Under the terms of Suburban's 1996 Restricted Unit Plan, the substitution of the General Partner as the general partner of Suburban resulted in a "change of control" that would have caused all unvested Restricted Units to automatically vest. However, all of the executives and key employees of Suburban who became members of the General Partner and owned Restricted Units agreed to surrender such Restricted Units, prior to vesting, in exchange for the right to participate in the Deferral Plan. Suburban deposited the units issued in exchange for Restricted Units into the Benefits Protection Trust, which was structured as a "rabbi" trust within the meaning of the Internal Revenue Code of 1954, as amended. All cash distributions made by Suburban on units held in the Benefits Protection Trust are deposited into the Benefits Protection Trust.

Pursuant to the Deferral Plan, the members of the General Partner deferred receipt of their units and related distributions until the date the GP Loan is repaid in full or the seventh anniversary of the closing of the Recapitalization, whichever date the deferring party may choose, but subject to the earlier distribution and forfeiture provisions of the Deferral Plan. The members of the General Partner also defer receipt of $930,000 per year of quarterly distributions on deferred units to support Suburban's minimum quarterly distribution through the fiscal quarter ending March 31, 2001. In addition, if the Operating Partnership elects or is required to purchase the GP Loan from Mellon Bank, the terms of the Deferral Plan provide that all of the members' deferred units may, at Suburban's or the Operating Partnership's discretion, be forfeited and cancelled (and all of the related distributions may also be forfeited), regardless of the amount paid by the Operating Partnership to purchase the GP Loan. Notwithstanding the foregoing, if a "change of control" of Suburban occurs (as defined in the Deferral Plan), all of the deferred units (and related distributions) held in the trust automatically become distributable to the members of the General Partner.

Long-Term Incentive Plan

Suburban adopted a non-qualified, unfunded long-term incentive plan for officers and key employees, effective October 1, 1997. Awards are based on a percentage of base pay and are subject to the achievement of certain performance criteria, including Suburban's ability to earn sufficient funds and make cash distributions on its units with respect to each fiscal year. Awards vest over time with one third vesting at the ends of years three, four, and five from the award date.

Long-Term Incentive Plan awards earned in fiscal year 1999 were as follows:

                                Performance or    Potential Awards Under
                                 Other Period              Plan
                        Award  Until Maturation --------------------------
Name                   FY 1999    or Payout     Threshold Target  Maximum
----                   ------- ---------------- --------- ------- --------
Mark A. Alexander      $90,000    3-5 Years        $ 0    $60,000 $120,000
Michael J. Dunn, Jr.    43,031    3-5 Years          0     28,687   57,375
Anthony M. Simonowicz   24,131    3-5 Years          0     16,087   32,175
Jeffrey S. Jolly        16,313    3-5 Years          0     10,875   21,750
Michael M. Keating      15,750    3-5 Years          0     10,500   21,000

Retirement Benefits

The following table sets forth the annual benefits upon retirement at age 65 in 1999, without regard to statutory maximums, for various combinations of final average earnings and lengths of service which may be payable to Messrs. Alexander, Dunn, Simonowicz, Jolly and Keating under the Pension Plan for Eligible Employees of Suburban Propane, L.P. and Subsidiaries and the Suburban Propane, L.P. Supplemental Executive Retirement Plan. Each such plan has been assumed by Suburban and each such person will be credited for service earned under such plan to date. Messrs. Alexander, Dunn and Simonowicz, have 3 years, 2 years and 10 years, respectively, under both plans. Messrs. Jolly and Keating have 2 years and 11 years, respectively, under the Pension Plan for eligible employees of Suburban Propane, L.P. and Subsidiaries.

                                 Pension Plan
      Annual Benefit for Years of Credited Service Shown /1/,/2/,/3/,/4/

Average
Earnings   5 Yrs.   10 Yrs.   15 Yrs.   20 Yrs.   25 Yrs.   30 Yrs.   35 Yrs.
--------   ------   -------   -------   -------   -------   -------   -------
$100,000    8,027   16,054     24,080    32,107    40,134    48,161    56,188
$200,000   16,777   33,554     50,330    67,107    83,884   100,661   117,438
$300,000   25,527   51,054     76,580   102,107   127,634   153,161   178,688
$400,000   34,277   68,554    102,830   137,107   171,384   205,661   239,938
$500,000   43,027   86,054    129,080   172,107   215,134   258,161   301,188

/1/ The Plans' definitions of earnings consist of base pay only.
/2/ Annual Benefits are computed on the basis of straight life annuity amounts. The pension benefit is calculated as follows: the sum of (a) plus
    (b) multiplied by (c) where (a) is that portion of final average earnings up to 125% of social security Covered Compensation times 1.4% and (b) is that portion of final average earnings in excess of 125% of social security Covered Compensation times 1.75% and (c) is credited service up to a maximum of 35 years.
/3/ Effective January 1, 1998, the Pension Plan was amended to a cash balance benefit formula for current and future Plan participants. Initial account balances were established based upon the actuarial equivalent value of the accrued prior plan benefit as of December 31, 1997. Annual interest credits and pay-based credits will be credited to this account. The 1999 pay-based credits for Messrs. Alexander, Dunn, Simonowicz, Jolly and Keating are 2.5%, 1.5%, 2.0%, 1.5% and 2.5%, respectively. Participants as of December 31, 1997, will receive the greater of the cash balance benefit and the prior plan benefit through the year 2002.

/4/In addition, a supplemental cash balance account was established equal to the value of certain benefits related to retiree medical and vacation benefits. An initial account value was determined for those active employees who were eligible for retiree medical coverage as of April 1, 1998 equal to $415 multiplied by years of benefit service (maximum of 35 years). Future pay-based credits and interest are credited to this account. The 1999 pay-based credits for Messrs. Alexander, Dunn, Simonowicz, Jolly and Keating are 2.0%, 0.0%, 0.0%, 0.0% and 2.0%, respectively. This account is payable in addition to the "grandfathered benefit calculations."

Supplemental Executive Retirement Plan

Suburban adopted a non-qualified, unfunded supplemental retirement plan (the "SERP") to provide certain executive officers with a level of retirement income from Suburban, without regard to statutory maximums. Under the SERP, a participant's annual benefit, assuming retirement at age 65, is equal to (a) 1.4% of the participant's highest average annual compensation for the 60 consecutive months in the last 120 months of benefit service affording the highest such average, or during all months of benefit service if less than 60 months (the "Average Final Compensation") not in excess of 125% of Covered Compensation plus (b) 1.75% of the participant's Average Final Compensation in excess of 125% of Covered Compensation times (c) the participant's years of benefit service with Suburban (not to exceed 35) minus (d) the amount of the monthly accrued benefit payable as of the determination date (reduced to reflect commencement of the benefit payable hereunder prior to the normal retirement date) to the participant under Suburban's Pension Plan in the form of a single line annuity multiplied by twelve (the "Pension Offset"). Messrs. Alexander, Dunn, Eastin, and Simonowicz currently participate in this the SERP. The participants in the Plan waived their rights to receive lump sum, "change of control" payments under the SERP solely in connection with the Recapitalization. The SERP was amended as of April 14, 1999 to provide that a sale or transfer of the General Partner of Suburban would not constitute a "change of control" under the SERP entitling its participants to lump-sum payments.

Employment Agreement

Suburban entered into an employment agreement (the "Employment Agreement") with Mr. Alexander, which became effective March 5, 1996, and was amended October 23, 1997, and April 14, 1999.

Mr. Alexander's Employment Agreement had an initial term of three years, and automatically renews for successive one-year periods, unless earlier terminated by Suburban or by Mr. Alexander or otherwise terminated in accordance with the Employment Agreement. The Employment Agreement for Mr. Alexander provides for an annual base salary of $400,000 as of September 25, 1999. In addition, Mr. Alexander may earn a bonus up to 100% of annual base salary (the "Maximum Annual Bonus") for services rendered based upon certain performance criteria. The Employment Agreement also provides for the opportunity to participate in benefit plans made available to other senior executives and senior managers of Suburban. Suburban also provides Mr. Alexander with term life insurance with a face amount equal to three times his annual base salary. If a "change of control" (as defined in the

Employment Agreement) of Suburban occurs and within six months prior thereto or at any time subsequent to such change of control Suburban terminates the Executive's employment without "cause" or the Executive resigns with "good reason" or the Executive terminates his employment during the six month period commencing on the six month anniversary and ending on the twelve month anniversary of a "change of control", then Mr. Alexander will be entitled to
(i) a lump sum severance payment equal to three times the sum of his annual base salary in effect as of the date of termination and the Maximum Annual Bonus, and (ii) medical benefits for three years from the date of such termination. The Employment Agreement provides that if any payment received by Mr. Alexander is subject to the 20% federal excise tax under Section 4999 of the Internal Revenue Code, the payment will be grossed up to permit Mr. Alexander to retain a net amount on an after-tax basis equal to what he would have received had the excise tax not been payable.

The substitution of the General Partner as the general partner of Suburban resulted in a "change of control" under the terms of Mr. Alexander's employment agreement. As of April 14, 1999, Mr. Alexander agreed to waive his right to receive a change of control payment solely in connection with the Recapitalization. Mr. Alexander also agreed that a sale or transfer of the General Partner after the Recapitalization would not constitute a change of control under the Employment Agreement.

Mr. Alexander also participates in the SERP, which provides retirement income which could not be provided under Suburban's qualified plans by reason of limitations contained in the Internal Revenue Code.

Severance Protection Plan for Key Employees

Suburban's officers and key employees are provided with employment protection following a "change of control" as defined in the Plan. This Plan provides for severance payments equal to sixty-five weeks of base pay and target bonuses for such officers and key employees following a "change of control" and termination of employment. Pursuant to their Severance Protection Agreements, Messrs. Dunn, Simonowicz, Jolly and Keating, as executive officers of Suburban, have been granted severance protection payments of 78 weeks of base pay and target bonuses following a "change in control" and termination of employment in lieu of participation in the Severance Protection Plan.

Certain Relationships and Related Transactions

In connection with the Recapitalization, the General Partner acquired the general partner interests, including its incentive distribution rights, in Suburban from Millennium Chemicals Inc. for $6.0 million using the proceeds of the GP Loan. Suburban paid expenses of $0.3 million incurred by the General Partner.

Under the occurrence and continuance of an event of default, as defined in the GP Loan, Mellon Bank will have the right to cause Suburban to purchase the note evidencing the GP Loan (the "GP Note"). Suburban has agreed to maintain borrowing availability under its available lines of credit, which will be sufficient to enable it to repurchase the GP Note in these circumstances. The GP Note will also cross-default to Suburban's obligations under its Senior Note Agreement and its Revolving Credit Agreement. Upon a default under the GP Loan, Suburban will also have the right to purchase the GP Note from Mellon Bank.

If Suburban elects or is required to purchase the GP Note from Mellon Bank, Suburban has the right, exercisable in its sole discretion pursuant to the Deferral Plan, to cause up to all of the units deposited in the trust related to the Deferral Plan to be forfeited and cancelled (and to cause all of the related distributions to be forfeited), regardless of the amount paid by Suburban to purchase the GP Note.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Compensation of the executive officers of Suburban is determined by the Compensation Committee of its Board. The Compensation Committee is comprised of Messrs. Stookey and Logan, both of whom are not officers or employees of Suburban.

                     Report of the Compensation Committee

Executive Compensation Philosophy: The Compensation Committee of the Board has approved principles for the compensation of management which:

 .     Encourage strong financial and operational performance;

 .     Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

 .     Focus executives on satisfying Suburban's customers through plans that include measurements of customer satisfaction;

 .     Align the interests of management with those of the unitholders to encourage the achievement of continuing increases in unitholder value;
      and

 .     Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

Compensation Method: Suburban strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. Current total compensation competitiveness is targeted in the third quartile (on a scale where the fourth quartile is the highest and first quartile is the lowest) of the range of total compensation of a comparison group of companies consisting of other publicly traded master limited partnerships. This comparison group does not consist of the same companies that comprise the peer group for the performance graph contained in this Proxy Statement. Rather, entities that exhibit leadership in performance characteristics such as distribution payment levels, controllable profit and earnings before interest, taxes, depreciation and amortization ("EBITDA") over sustained periods are selected as benchmarks for Suburban's compensation standards. The Compensation Committee also may choose to benchmark pay practices at companies that reflect a broader market for executive talent.

Components of Executive Compensation:

 .BASE SALARY: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Compensation Committee approves in advance all salary increases for executive officers. Increases in base pay are determined by Suburban's performance as well as individual performance. Performance reviews are conducted on an annual basis. Base salary is targeted at the third quartile of the range for the comparison group.

 .ANNUAL BONUS COMPENSATION: Annual bonus compensation is provided in order to promote the achievement of Suburban's business objectives. Target annual bonuses are established based on EBITDA, controllable profit, customer satisfaction and personal performance. Participants do not receive any bonus unless minimum Partnership thresholds are achieved. Generally, EBITDA, controllable profit and customer satisfaction are weighted higher than personal performance, but the Compensation Committee may adjust weightings to take into account unusual circumstances. Annual bonus compensation is targeted at the third quartile of the range of the comparison group.

 .LONG-TERM INCENTIVES: Suburban provides two forms of long-term incentives:

    A non-qualified, unfunded long-term incentive plan was adopted for officers and key employees effective October 1, 1997. Awards vest over time with one-third vesting at the end of years three, four, and five from the award date. Awards are based on a percentage of base pay and are subject to the achievement of certain performance criteria, including the Partnership's ability to earn sufficient funds and make cash distributions on its units with respect to each fiscal year. The Compensation Committee has reserved the right to fix and require a level of funds in excess of that necessary to make the cash distributions in order for the incentive to be earned for each fiscal quarter.

    Suburban has also provided long-term incentives through the 1996 Restricted Unit Plan, which was intended to align the interests of management with the interests of all other unitholders. Under the 1996 Restricted Plan, a total of 673,165 Restricted Units were issued to supervisors, executives and key employees of Suburban. These Restricted Units would have vested automatically upon the Recapitalization under a "change of control" provision contained in Suburban's 1996 Restricted Unit Plan. Each executive officer, however, agreed to surrender all of his Restricted Units, prior to the vesting upon the Recapitalization, in exchange for an equal number of units of Suburban. These units were deposited into the Benefits Protection Trust, and are being held in such trust and will be distributed to each executive in accordance with the terms of the Deferral Plan. Quarterly distributions on the units held in the Benefits Protection Trust will be deposited into the trust and deferred by each executive until the date the GP Loan is repaid in full or the seventh anniversary of the Recapitalization closing, whichever date the executive has chosen, but subject to the earlier distribution and forfeiture provisions of the Deferral Plan.

 .SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: The Supplemental Executive Retirement Plan is a non-qualified, unfunded plan, designed to provide certain senior executives of the Partnership with additional retirement benefits. Benefits under the Plan are calculated without regard to statutory maximums to replace benefit opportunities lost due to regulatory limits.

 .BENEFITS: A different purpose is served by the benefits offered to key executives than the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and to replace benefit opportunities lost due to regulatory limits.

Chief Executive Officer's Compensation

The compensation of Mr. Alexander is based upon an Employment Agreement with him which became effective on March 5, 1996, and which was amended October 23, 1997, and

April 14, 1999. The outside directors meet annually, in private, to review Mr. Alexander's performance. The Compensation Committee uses this performance evaluation in considering Mr. Alexander's compensation. Mr. Alexander participates in the same programs and receives compensation based on the same factors as the other executive officers. In addition, Mr. Alexander may earn a bonus of up to 100% of his annual base salary for services rendered based upon certain performance criteria. Overall, his compensation reflects a high degree of policy and decision-making authority with respect to the strategic direction of the Partnership. Mr. Alexander's base salary for fiscal 1999 was $400,000 and he received a bonus of 100% of his base salary.

Respectfully submitted by the members of the Compensation Committee of the Board of Supervisors.

                                          John Hoyt Stookey, Chairman
                                          Harold R. Logan, Jr.

Performance Graph/1/

The following graph compares the performance of Suburban's common units with the performance of the New York Stock Exchange Index (the "NYSE Market Index") and a peer group index over the period from February 29, 1996, when regular trading of the common units commenced on the NYSE, through September 25, 1999, the end of the 1999 fiscal year. The graph assumes that on February 29, 1996, $100 was invested in each of (1) Suburban's common units, (2) the NYSE Index, and (3) the peer group, and that all distributions or dividends were reinvested.

Suburban does not believe that any published industry or line-of-business index accurately reflects its business. Accordingly, Suburban has created a special peer group index consisting of the five other propane-marketing companies whose common units are publicly traded. Suburban's peer group index includes the common units of the following companies: Ferrellgas Partners, L.P., AmeriGas Partners, L.P., Star Gas Partners, L.P., Cornerstone Propane Partners, L.P., and Heritage Propane Partners, L.P. The peer group weighs the returns of Ferrellgas, AmeriGas, and Star Gas according to each company's public market capitalization as of February 29, 1996. It weighs the returns of Cornerstone Propane and Heritage Propane according to each company's market capitalization as of December 11, 1996 and June 25, 1996, respectively, the dates their common units began to trade publicly.

                                --------------------FISCAL YEAR ENDING-------------------
COMPANY/INDEX/MARKET            2/29/1996   9/28/1996   9/27/1997   9/26/1998   9/25/1999
Suburban Prpn                      100.00      109.60      109.82      119.13      136.73
Customer Selected Stock List       100.00      107.47      122.65      115.46      108.08
NYSE Market Index                  100.00      107.82      147.38      151.71      181.16

-------------------------
/1/ The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that Suburban incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the Record Date regarding the beneficial ownership of units and incentive distribution rights by each person or group known by Suburban (based upon filings under Section 13(d) or (g) under the Exchange Act) to own beneficially more than 5% thereof, each member of the Board, each executive officer named in the Summary Compensation Table and all members of the Board and executive officers as a group. Except as set forth in the notes to the table, the business address of each person in the table is c/o Suburban, One Suburban Plaza, 240 Route 10 West, Whippany, New Jersey 07981-0206. Each individual or entity listed below has sole voting and investment power over the units reported, except as noted below.

                                     Name of               Amount and Nature of       Percent
Title of Class                   Beneficial Owner          Beneficial Ownership       of Class
--------------                   ----------------          --------------------       --------
Common Units            Mark A. Alexander(a)                      25,000                  *
                        Michael J. Dunn, Jr.(a)                        0                 --
                        Anthony M. Simonowicz(a)                   2,000                  *
                        Michael M. Keating(a)                          0                 --
                        Jeffrey S. Jolly(a)                            0                 --
                        John Hoyt Stookey                         24,634                  *
                        Harold R. Logan, Jr.                      17,134                  *
                        Dudley C. Mecum                            5,634                  *
                        Mark J. Anton(b)                           3,600                  *
                        All supervisors and executive
                        officers as a group (14 persons)          78,452                  *
Incentive Distribution
Rights                  Suburban Energy Services Group LLC           N/A                100%

-------------------------
(a) Excludes the following numbers of units held in the Benefits Protection Trust as to which these individuals have no voting or investment power. Mr. Alexander: 243,902; Mr. Dunn: 48,780; Mr. Simonowicz: 48,780; Mr.
    Keating: 29,268; and Mr. Jolly: 19,512. These individuals have the following ownership interests in the General Partner: Mr. Alexander:
    40.9%; Mr. Dunn: 8.2%; Mr. Simonowicz: 8.2%; Mr. Keating: 4.9%; and Mr.
    Jolly: 3.3%.
(b)Mr. Anton shares voting and investment power over these units with his wife.
 * Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Suburban's directors and executive officers and persons who own more than 10 percent of Suburban's Common Units to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common units. Officers, directors, and unitholders holding more than 10 percent are required by SEC regulations to furnish Suburban with copies of all Section 16(a) forms they file. To Suburban's knowledge, based solely on a review of the copies of such reports furnished to Suburban and representations that no other reports were required, during the fiscal year ending September 25, 1999, all of the
Section 16(a) filing requirements
applicable to its officers, directors and beneficial owners holding more than 10 percent were complied with, except that reports for the following supervisors and executive officers were not filed in a timely manner in the years indicated: Mr. Stookey: one required Form 5 reporting one transaction and one required Form 4 reporting one transaction in 1996 and 1999, respectively; Mr. Logan: one required Form 5 reporting one transaction and one required Form 4 reporting one transaction in 1996 and 1999, respectively; Mr.
Mecum: one required Form 4 reporting one transaction in 1999; Mr. Alexander: one required Form 5 reporting one transaction, one required Form 5 reporting two transactions, and one required Form 4 reporting three transactions in 1996, 1997, and 1999, respectively; Mr. Dunn: one required Form 4 reporting two transactions in 1999; Mr. Grabowiecki: one required Form 5 reporting one transaction and one required Form 4 reporting three transactions in 1997 and 1999, respectively; Mr. Keating: one required Form 5 reporting two transactions and one required Form 4 reporting two transactions in 1997 and 1999, respectively; Ms. Meola: one required Form 3 and Form 4 reporting one transaction in 1999; Mr. Plante: one required Form 3, one required Form 5 reporting three transactions and one required Form 4 reporting four transactions in 1996, 1997 and 1999, respectively; Mr. Simonowicz: one required Form 5 reporting one transaction, one required Form 5 reporting two transactions, and one required Form 4 reporting two transactions in 1996, 1997, and 1999 respectively; and Mr. Anton: one required Form 3 in 1999. All
Section 16(a) forms referred to above have been filed as of the date of this Proxy Statement.

                                ANNUAL REPORTS

Upon written request to the Secretary, Suburban Propane Partners, L.P., One Suburban Plaza, 240 Route 10 West, P.O. Box 206, Whippany, New Jersey 07981-0206, Suburban will provide without charge to each person soliciting an additional copy of its 1999 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Suburban will furnish a requesting unitholder with any exhibit not contained therein upon payment of a reasonable fee.

The attention of our unitholders is directed to the Supplemental Financial Information accompanying this Proxy Statement, as well as to Suburban's 1999 Annual Report mailed previously under separate cover.

                                          SUBURBAN PROPANE PARTNERS, L.P.

                        SUBURBAN PROPANE PARTNERS, L.P.

                       SUPPLEMENTAL FINANCIAL INFORMATION
                          ACCOMPANYING PROXY STATEMENT
                     FOR APRIL 19, 2000 TRI-ANNUAL MEETING
                              OF LIMITED PARTNERS

                  Index to Supplemental Financial Information

                                                                            Page

Selected Historical and Pro Forma Financial Data                             2

Quantitative and Qualitative Disclosures about Market Risk                   4

Market for Suburban's Units and Related Unitholder Matters                   6

Form 10-Q for the period ending December 25, 1999                            7

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.

The following table presents selected condensed consolidated historical financial data of Suburban and Suburban Propane, a division of Quantum Chemical Corporation (the "Predecessor Company"). The selected condensed consolidated historical data is derived from the audited financial statements of Suburban and the Predecessor Company. The dollar amounts in the table below, except per unit data, are in thousands.

                                                                      Predecessor Company
                                       Partnership (a)                -------------------
                                                            March 5,  October 1,   Year
                          Year Ended  Year Ended Year Ended   1996       1995     Ended
                          ----------  ---------- ---------- through    through   --------
                           Sept 25,    Sept 26,   Sept 27,  Sept 28,   March 4,  Sept 30,
                             1999        1998       1997      1996       1996      1995
                          ----------  ---------- ---------- --------  ---------- --------
Statement of Operations
 Data
Revenues                  $ 619,778    $667,287   $771,131  $323,947   $383,999  $633,620
Depreciation and
 Amortization                34,906      36,531     37,307    21,046     14,816    34,055
Restructuring Charge             --          --      6,911     2,340         --        --
Recapitalization Cost        18,903          --         --        --         --        --
Income (Loss) Before
 Interest
Expense and Income Taxes     53,272      68,814     47,763    (3,464)    61,796    55,544
Interest Expense, Net        30,765      30,614     33,979    17,171         --        --
Provision for Income
 Taxes                           68          35        190       147     28,147    25,299
Net Income (Loss)            22,439      38,165     13,594   (20,782)    33,649    30,245
Net Income (Loss) per
 Unit (b)                 $    0.83    $   1.30   $   0.46  $  (0.71)        --        --
Balance Sheet Data (end
 of period)
Current Assets            $  78,637    $132,781   $104,361  $120,692             $ 78,846
Total Assets                659,220     729,565    745,634   776,651              705,686
Current Liabilities         103,006      91,550     96,701   101,826               69,872
Long-term Debt              427,634     427,897    427,970   428,229                   --
Other Long-term
 liabilities                 60,194      62,318     79,724    81,917               77,579
Predecessor Equity               --          --         --        --         --   558,235
Partners' Capital --
  General Partner             2,044      24,488     12,830     3,286         --        --
Partners' Capital --
  Limited Partners           66,342     123,312    128,409   161,393         --        --
Statement of Cash Flows
 Data
Cash Provided by (Used
 in)
 Operating Activities     $  81,758    $ 70,073   $ 58,848  $ 62,961   $ (3,765) $ 53,717
 Investing Activities     $ (12,241)   $  2,900   $(20,709) $(30,449)  $(21,965) $(22,317)
 Financing Activities     $(120,944)   $(32,490)  $(37,734) $(13,786)  $ 25,799  $(31,562)
Other Data
EBITDA (c)                $  88,178    $105,345   $ 85,070  $ 17,582   $ 76,612  $ 89,599
Capital Expenditures (d)
Maintenance and growth    $  11,033    $ 12,617   $ 24,888  $ 16,089   $  9,796  $ 21,359
Acquisitions              $   4,768    $  4,041   $  1,880  $ 15,357   $ 13,172  $  5,817
Retail Propane Gallons
 Sold                       524,276     529,796    540,799   257,029    309,871   527,269

Notes:
------

(a) Suburban acquired the propane business and assets of the Predecessor Company on March 5, 1996 (the "Closing Date"). There are no material differences in the basis of assets and liabilities between Suburban and the Predecessor Company.

(b) Net income (loss) per unit is computed by dividing the limited partners' interest in net income (loss) by the number of weighted average units outstanding.

(c) EBITDA (earnings before interest, taxes, depreciation and amortization) is defined as income (loss) before interest expense and income taxes plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with or superior to generally accepted accounting principles, but provides additional information for evaluating Suburban's ability to pay the minimum quarterly distribution.

(d) Suburban's capital expenditures fall generally into three categories: (i) maintenance expenditures, which include expenditures for repair and replacement of property, plant and equipment, (ii) growth capital expenditures which include new propane tanks and other equipment to facilitate expansion of the Partnership's customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations and a portion of the purchase price allocated to intangibles associated with such acquired businesses.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of September 25, 1999, Suburban was party to propane forward and option contracts with various third parties and futures traded on the New York Mercantile Exchange ("NYMEX"). Forward and future contracts provide that Suburban sell or acquire propane at a fixed price at fixed future dates. An option contract allows, but does not require its holder to buy or sell propane at a specified price during a specified time period; the writer of an option contract must fulfill the obligation of the option contract, should the holder choose to exercise the option. At expiration, the contracts are settled by the delivery of propane to the respective party or are settled by the payment of a net amount equal to the difference between the then current price of propane and the fixed contract price. The contracts are entered into in anticipation of market movements and to manage and hedge exposure to fluctuating propane prices as well as to help ensure the availability of propane during periods of high demand.

Market risks associated with the trading of futures, options and forward contracts are monitored daily for compliance with Suburban's trading policy which included volume limits for open positions. Open inventory positions are reviewed and managed daily as to exposures to changing market prices.

Market Risk

Suburban is subject to commodity price risk to the extent that propane market prices deviate from fixed contract settlement amounts. Future contracts traded with brokers of the NYMEX require daily cash settlements in margin accounts. Forward and option contracts are generally settled at the expiration of the contract term.

Credit Risk

Future contracts are guaranteed by the NYMEX and as a result have minimal credit risk. Suburban is subject to credit risk with forward and option contracts to the extent the counterparties do not perform. Suburban evaluates the financial condition of each counterparty with which it conducts business and established credit limits to reduce exposure to credit risk of non-performance.

Sensitivity Analysis

In an effort to estimate Suburban's exposure to unfavorable market price changes in propane related to its open inventory positions, Suburban developed a model which incorporated the following data and assumptions:

    A. The actual fixed price contract settlement amounts were utilized for each of the future periods.

    B. The estimated future market prices were derived from the New York Mercantile Exchange for traded propane futures for each of the future periods as of September 25, 1999.

    C. The market prices determined in B above were adjusted adversely by a hypothetical 10% change in the future periods and compared to the fixed contract settlement amounts in A above to project the additional loss in earnings which would be recognized for the respective scenario.

Based on the sensitivity analysis described above, the hypothetical 10% adverse change in market prices for each of the future months for which a future, forward and/or option contract exists indicate potential losses in future earnings of $0.7 million, as of September 27, 1999.

The above hypothetical change does not reflect the worst case scenario. Actual results may be significantly different depending on market conditions and the composition of the open position portfolio.

As of September 25, 1999, Suburban's open position portfolio reflected a net long position (purchase) aggregating $17.2 million.

As of November 30, 1999, the posted price of propane at Mont Belvieu, Texas (a major storage point) was 41 cents per gallon as compared to 44 cents per gallon at September 25, 1999, representing a 7% decline. Such decline is attributable to factors including warmer weather patterns, high national propane inventory levels and decreases in the market price of crude oil.

          MARKET FOR SUBURBAN'S UNITS AND RELATED UNITHOLDER MATTERS

The common units, representing limited partner interests in Suburban, are listed and traded on the New York Stock Exchange under the symbol SPH. As of December 10, 1999, there were 1,060 registered common unitholders of record. The following table sets forth, for the periods indicated, the high and low sale prices per common unit, as reported on the New York Stock Exchange, and the amount of cash distributions paid per common unit.

                     Common Unit Price        Cash Distribution Paid
                           Range
                       High        Low
     1998 Fiscal
     Year
     -----------
     First Quarter    $20.56   $15.38                $0.50
     Second Quarter    20.00    17.50                 0.50
     Third Quarter     19.50    18.00                 0.50
     Fourth Quarter    20.00    17.56                 0.50
     1999 Fiscal
     Year
     -----------
     First Quarter    $19.94   $17.13                $0.50
     Second Quarter    20.13    18.00                 0.50
     Third Quarter     20.50    17.94                 0.5125
     Fourth Quarter    20.75    19.00                 0.5125
     2000 Fiscal
     Year
     -----------
     First Quarter    $20.625  $16.438               $0.525

Suburban makes quarterly distributions to its partners in an aggregate amount equal to its Available Cash (as defined) for such quarter. Available Cash generally means all cash on hand at the end of the fiscal quarter plus all additional cash on hand as a result of borrowings subsequent to the end of such quarter less cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements.

Suburban is a publicly traded limited partnership that is not subject to federal income tax. Instead, unitholders are required to report their allocable share of Suburban's earnings or losses, regardless of whether Suburban makes distributions.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 25, 1999
                               -----------------

                                      OR

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 16 OF THE SECURITIES
      EXCHANGE ACT OF 1934

for the transition period from ------------- to ----------------

Commission File Number: 1-14222
                        -------

                        SUBURBAN PROPANE PARTNERS, L.P.
                        -------------------------------
            (Exact name of registrant as specified in its charter)

 Delaware (State or other jurisdiction     22-3410353 (I.R.S. Employer
 --------                                  ----------
   of incorporation or organization)           Identification No.)

                    240 Route 10 West, Whippany, NJ   07981
    -------------------------------------------------------------------
               (Address of principal executive office) (Zip Code)

                                (973) 887-5300
    -------------------------------------------------------------------
             (Registrant's telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for each shorter period that the Registrant was required to file such reports), and (2) had been subject to such filing requirements for the past 90 days.

                               Yes  X    No
                                   ---      ----

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of February 7, 2000: 22,278,587 Common Units

This Report contains a total of 18 pages.

               SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                              Index to Form 10-Q

Part 1   Financial Information

                                                                           Page
                                                                           ----

      Item 1 -- Financial Statements

      Suburban Propane Partners, L.P. and Subsidiaries
      ------------------------------------------------

         Condensed Consolidated Balance Sheets as of December 25, 1999
         and September 25, 1999                                          3
         Condensed Consolidated Statements of Operations for the three
         months ended December 25, 1999 and December 26, 1998            4
         Condensed Consolidated Statements of Cash Flows for the three
         months ended December 25, 1999 and December 26, 1998            5
         Condensed Consolidated Statement of Partners' Capital for the
         three months ended December 25, 1999                            6
         Notes to Condensed Consolidated Financial Statements           7-12

       Item 2 -- Management's Discussion and Analysis of Financial
              Condition and Results of Operations                       13-15
       Item 3 -- Quantitative and Qualitative Disclosures about Market
              Risk                                                      15-16

Part 2   Other Information

       Item 6 -- Exhibits and Reports on Form 8-K                        17
       Signatures                                                        18

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
-----------------------------------------------

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to the Partnership's future business expectations and predictions and financial condition and results of operations. These forward-looking statements involve certain risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements ("cautionary statements") include, among other things: the impact of weather conditions on the demand for propane; fluctuations in the unit cost of propane; the ability of the Partnership to compete with other suppliers of propane and other energy sources; the ability of the Partnership to retain and acquire customers; the Partnership's ability to implement its expansion strategy and to integrate acquired businesses successfully; the impact of energy efficiency and technology advances on the demand for propane; the ability of management to continue to control expenses; the impact of regulatory developments on the Partnership's business; and the impact of legal proceedings on the Partnership's business. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by such cautionary statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                  December 25, September 2,
                                                      1999         1999
                                                  (unaudited)   (audited)
                                                  ------------ ------------
ASSETS
Current assets:
 Cash & cash equivalents                            $  9,961     $  8,392
 Accounts receivable, less allowance for doubtful
   accounts of $2,389 and $2,089, respectively        69,615       37,620
 Inventories                                          43,866       29,727
 Prepaid expenses and other current assets             3,753        2,898
                                                    --------     --------
   Total current assets                              127,195       78,637
 Property, plant and equipment, net                  373,206      325,224
 Net prepaid pension cost                             33,545       33,498
 Goodwill & other intangible assets, net             252,253      213,963
 Other assets                                          2,414        7,898
                                                    --------     --------
   Total assets                                     $788,613     $659,220
                                                    ========     ========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Accounts payable                                   $ 53,827     $ 40,068
 Accrued employment and benefit costs                 16,431       19,629
 Short-term borrowings                                    --        2,750
 Accrued insurance                                     5,405        5,120
 Customer deposits and advances                       15,778       17,774
 Accrued interest                                     17,300        8,250
 Other current liabilities                            10,906        9,415
                                                    --------     --------
   Total current liabilities                         119,647      103,006
 Long-term borrowings                                524,572      427,634
 Postretirement benefits obligation                   34,497       34,394
 Accrued insurance                                    17,215       18,009
 Other liabilities                                     7,894        7,791
                                                    --------     --------
   Total liabilities                                 703,825      590,834
                                                    --------     --------
Partners' capital:
 Common Unitholders                                   83,232       66,342
 General Partner                                       2,372        2,044
 Common Units held in trust, at cost                  11,567       10,712
 Deferred compensation trust                         (11,567)     (10,712)
 Unearned Compensation                                  (816)          --
                                                    --------     --------
   Total partners' capital                            84,788       68,386
                                                    --------     --------
   Total liabilities and partners' capital          $788,613     $659,220
                                                    ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per Unit amounts)

                                  (unaudited)

                                                     Three Months Ended
                                                  -------------------------
                                                  December 25, December 26,
                                                      1999         1998
                                                  ------------ ------------
Revenues
 Propane                                            $174,008     $138,790
 Other                                                26,454       22,426
                                                    --------     --------
                                                     200,462      161,216
                                                    --------     --------
Costs and expenses
 Cost of sales                                       102,441       68,871
 Operating                                            55,289       52,274
 Depreciation and amortization                         9,006        8,782
 General and administrative expenses                   6,643        7,326
 Gain on sale of assets                              (10,328)         --
                                                    --------     --------
                                                     163,051      137,253
Income before interest expense and provision for
  income taxes                                        37,411       23,963
Interest expense, net                                  9,399        7,586
                                                    --------     --------
Income before provision for income taxes              28,012       16,377
Provision for income taxes                                21            7
                                                    --------     --------
 Net income                                         $ 27,991     $ 16,370
                                                    ========     ========
General Partner's interest in net income            $    560     $    327
                                                    --------     --------
Limited Partners' interest in net income            $ 27,431     $ 16,043
                                                    ========     ========
Basic and diluted net income per Unit               $   1.23     $   0.56
                                                    ========     ========
Weighted average number of Units outstanding          22,264       28,726
                                                    --------     --------


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                  (unaudited)

                                                                  Three Months Ended
                                                          -----------------------------------
                                                          December 25, 1999 December 26, 1998
                                                          ----------------- -----------------
Cash flows from operating activities:
 Net income                                                   $ 27,991          $ 16,370
 Adjustments to reconcile net income to net cash provided
  by operations:
  Depreciation                                                   7,072             6,898
  Amortization                                                   1,934             1,884
  (Gain) on disposal of property, plant and equipment          (10,544)              (88)
 Changes in operating assets and liabilities, net of
  acquisitions and dispositions:
  (Increase) in accounts receivable                            (29,384)          (18,947)
  (Increase) in inventories                                     (6,893)             (277)
  (Increase) in prepaid expenses and other current assets         (805)             (610)
  Increase in accounts payable                                  13,759             2,474
  (Decrease) in accrued employment and benefit costs            (3,159)           (4,918)
  Increase in accrued interest                                   9,050             8,114
  (Decrease) in other accrued liabilities                       (1,525)           (1,578)
 Other noncurrent assets                                          (145)           (1,033)
 Deferred credits and other noncurrent liabilities                (638)             (771)
                                                              --------          --------
   Net cash provided by operating activities                     6,713             7,518
                                                              --------          --------
Cash flows from investing activities:
 Capital expenditures                                           (4,579)           (2,936)
 Acquisitions                                                  (97,914)             (109)
 Proceeds from sale of property, plant and equipment, net       17,862               944
                                                              --------          --------
   Net cash (used in) investing activities                     (84,631)           (2,101)
                                                              --------          --------
Cash flows from financing activities:
 Long-term borrowings (net)                                     96,988               (47)
 Short-term borrowings/(repayments) (net)                       (2,750)               --
 Credit agreement expenses                                      (3,123)               --
 Partnership distribution                                      (11,628)          (11,001)
                                                              --------          --------
   Net cash provided by (used in) financing activities          79,487           (11,048)
Net increase/(decrease) in cash and cash equivalents             1,569            (5,631)
Cash and cash equivalents at beginning of period                 8,392            59,819
                                                              ========          ========
Cash and cash equivalents at end of period                    $  9,961          $ 54,188
                                                              ========          ========
Supplemental disclosure of cash flow information:
 Cash paid for interest                                       $    199          $    108
                                                              ========          ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                                 (in thousands)

                                  (unaudited)

                                                       Common
                          Number of                     Units    Deferred                  Total
                           Common             General    in    Compensation   Unearned   Partners'
                            Units    Common   Partner   Trust     Trust     Compensation  Capital
                          --------- --------  -------  ------- ------------ ------------ ---------
Balance at September 25,
 1999                      22,236   $ 66,342  $2,044   $10,712   $(10,712)     $  --     $ 68,386
Partnership Distribution             (11,396)   (232)                                     (11,628)
Grants issued under
 Compensation
 Deferral Plan                 43        855               855       (855)      (855)
Amortization of
 Compensation
 Deferral Plan                                                                    39           39
Net income                     --     27,431     560        --         --         --       27,991
                           ------   --------  ------   -------   --------      -----     --------
Balance at December 25,
 1999                      22,279   $ 83,232  $2,372   $11,567   $(11,567)     $(816)    $ 84,788
                           ======   ========  ======   =======   ========      =====     ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

               SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

             Notes to Condensed Consolidated Financial Statements

                               December 25, 1999
                            (Dollars in Thousands)
                                  (Unaudited)

1.    Partnership Organization and Formation
      --------------------------------------

Suburban Propane Partners, L.P. (the "Partnership") and its subsidiary, Suburban Propane, L.P. (the "Operating Partnership"), were formed on December 19, 1995 to acquire and operate the propane business and assets of Suburban Propane, a division of Quantum Chemical Corporation (the "Predecessor Company"). In addition, Suburban Sales & Service, Inc. (the "Service Company"), a subsidiary of the Operating Partnership, was formed to acquire and operate the service work and appliance and parts businesses of the Predecessor Company. The Partnership, the Operating Partnership, the Service Company and a corporate operating entity subsequently acquired by the Operating Partnership are collectively referred to hereinafter as the "Partnership Entities". The Operating Partnership and the Service Company commenced operations on March 5, 1996 (the "Closing Date") upon consummation of an initial public offering.

On May 26, 1999, the Partnership completed a recapitalization (the "Recapitalization") which included the redemption of all limited partner interests held by the Former General Partner, Suburban Propane GP, Inc. a wholly-owned subsidiary of Millennium Chemicals, Inc., and the substitution of a new general partner, Suburban Energy Services Group LLC which, is owned by senior management of the Partnership.

2.    Basis of Presentation and Summary of Significant Accounting Policies
      --------------------------------------------------------------------

Basis of Presentation. The condensed consolidated financial statements include the accounts of the Partnership Entities. All significant intercompany transactions and accounts have been eliminated. The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. They include all adjustments which the Partnership considers necessary for a fair statement of the results for the interim period presented. Such adjustments consisted only of normal recurring items unless otherwise disclosed. These financial statements should be read in conjunction with the Partnership's Annual Report on Form 10-K for the fiscal year ended September 25, 1999, including management's discussion of financial results contained therein. Due to the seasonal nature of the Partnership's propane business, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

Fiscal Period. The Partnership's fiscal periods end on the Saturday nearest the end of the quarter.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments. The Partnership routinely uses propane futures and forward contracts to reduce the risk of future price fluctuations and to help ensure supply during periods of high demand. Gains and losses on futures and forward contracts designated as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the Condensed Consolidated Statement of Cash Flows, cash flows from qualifying hedges are classified in the same category as the cash flows from the items being hedged.

Inventories. Inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane and a standard cost basis for appliances, which estimates average cost.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated service lives, which range from three to forty years.

Accumulated depreciation at December 25, 1999 and September 25, 1999 was $173,571 and $168,538, respectively.

Goodwill and Other Intangible Assets. Goodwill and other intangible assets are comprised of the following:

                                      December 25, 1999 September 25, 1999
                                      ----------------- ------------------
     Goodwill                         $         279,213 $          242,230
     Debt origination costs                       8,024              8,024
     Deferred credit agreement costs              3,123                 --
     Other, principally noncompete
       agreements                                 4,978              4,948
                                      ----------------- ------------------
                                                295,338            255,202
     Less: Accumulated amortization              43,085             41,239
                                      ----------------- ------------------
                                      $         252,253 $          213,963
                                      ================= ==================

Income Taxes. As discussed in Note 1, the Partnership Entities consist of two limited partnerships, the Partnership and the Operating Partnership, and two corporate entities, the Service Company and Gas Connection, Inc. For federal and state income tax purposes, the earnings attributed to the Partnership and Operating Partnership are included in the tax returns of the individual partners. As a result, no recognition of income tax expense has been reflected in the Partnership's consolidated financial statements relating to the earnings of the Partnership and Operating Partnership. The earnings attributed to the corporate entities are subject to federal and state income taxes. Accordingly, the Partnership's consolidated financial statements reflect income tax expense related to the corporate entities' earnings.

Net Income (Loss) Per Unit. Prior to May 26, 1999, basic net income (loss) per limited partner Unit was computed by dividing net income (loss), after deducting the General Partner's 2% interest, by the weighted average number of outstanding Common Units and

Subordinated Units. Diluted net income (loss) per limited partner Unit was computed by dividing net income (loss), after deducting the General Partner's 2% interest, by the weighted average number of outstanding Common Units and Subordinated Units and the weighted average number of Restricted Units granted under the Restricted Unit Award Plan which were to vest over time.

Subsequent to May 26, 1999, basic and diluted net income (loss) per limited partner Unit is computed by dividing net income (loss), after deducting the General Partner's 2% interest, by the weighted average number of outstanding Common Units.

New Accounting Standard. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). Statement No. 133 requires entities to record derivatives as assets or liabilities on the balance sheet and to measure them at fair value. FASB has delayed this standard's effective date for one year and, accordingly, it will be adopted by the Partnership in fiscal year 2001. Management is currently evaluating the impact this statement may have on the Partnership's financial statements.

Reclassifications. Certain prior period balances have been reclassified to conform with the current period presentation.

3.    Distributions of Available Cash
      -------------------------------

The Partnership makes distributions to its partners 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means all cash on hand at the end of the fiscal quarter less the amount of cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. The Partnership's Revolving Credit Agreement (See Note 5--Long-Term Debt and Revolving Credit Agreement) includes a $22,000 subfacility to support the Minimum Quarterly Distribution on Common Units. No drawings have been made under this subfacility.

4.    Commitments and Contingencies
      -----------------------------

The Partnership leases certain property, plant and equipment for various periods under noncancelable leases. Rental expense under operating leases was $4,878 for the three months ended December 25, 1999.

The Partnership effectively is self-insured for general and product, workers' compensation and automobile liabilities up to predetermined amounts above which third party insurance applies. At December 25, 1999, accrued insurance liabilities amounted to $22,620, representing the total estimated losses under these self-insurance programs. These liabilities represent the gross estimated losses as no claims or lawsuits, individually or in the aggregate, were estimated to exceed the Partnership's deductibles on its insurance policies.

The Partnership is also involved in various legal actions which have arisen in the normal course of business including those relating to commercial transactions and product liability. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on the Partnership's financial position or future results of operations, after considering its self-insurance liability for known and unasserted self-insurance claims.

5.    Long-Term Debt and Revolving Credit Agreement
      ---------------------------------------------

On the Closing Date, the Operating Partnership issued $425,000 of Senior Notes with an annual interest rate of 7.54%. The Operating Partnership's obligations under the Senior Note Agreement are unsecured and rank on an equal and ratable basis with the Operating Partnership's obligations under the Revolving Credit Agreement discussed below. The Senior Notes will mature June 30, 2011. The Note Agreement requires that the principal be paid in equal annual installments of $42,500 starting June 30, 2002.

On November 10, 1999, in connection with the acquisition of SCANA (See Note 7--Acquisition and Divestiture), the Partnership replaced its former Bank Credit Facilities with a new $175,000 Revolving Credit Agreement with a syndicate of banks led by First Union National Bank as Administrative Agent. The Revolving Credit Agreement consists of a $100,000 acquisition facility and a $75,000 working capital facility which expire on March 31, 2001. Borrowings under the Revolving Credit Agreement bear interest at a rate based upon either LIBOR plus a margin, First Union National Bank's prime rate or the Federal Funds rate plus of 1%. An annual fee ranging from .25% to .50%, based upon certain financial tests, is payable quarterly whether or not borrowings occur. As of December 25, 1999, such fee was .50%.

The Revolving Credit Agreement provides the Partnership, at the Partnership's option, the right to extend the expiration date from March 31, 2001 to December 31, 2001 provided that the maximum ratio of consolidated total indebtedness to EBITDA (as defined in the Revolving Credit Agreement) will decrease from 5.10 to 1.00 to 4.75 to 1.00 during the nine month extension period.

As of December 25, 1999, $97,000 was outstanding under the Revolving Credit Agreement resulting from the acquisition of SCANA (See Note 7--Acquisition and Divestiture). As of September 25, 1999, $2,750 was outstanding under the former Bank Credit Facilities.

The Senior Note Agreement and Revolving Credit Agreement contain various restrictive and affirmative covenants applicable to the Operating Partnership, including (i) maintenance of certain financial tests (including maintaining minimum net worth of $50,000), (ii) restrictions on the incurrence of additional indebtedness, and (iii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions.

6.    Compensation Deferral Plan
      --------------------------

Effective May 26, 1999, in connection with the Partnership's Recapitalization, the Partnership adopted the Compensation Deferral Plan (the "Deferral Plan") which provided for eligible employees of the Partnership to surrender their right to receive all or a portion of their unvested Common Units granted under the Partnership's 1996 Restricted Unit Award Plan prior to the time their Common Units were substantially certain to vest in exchange for the right to participate in and receive certain payments under the Deferral Plan. Senior management of the Partnership surrendered 553,896 Restricted Units representing substantially all of their Restricted Units, before they vested in exchange for the right to participate in the Deferral Plan. The Partnership deposited into a trust on behalf of these individuals 553,896 Common Units.

The Deferral Plan also allows eligible employees to defer receipt of Common Units that may be subsequently granted by the Partnership under the Deferral Plan. The Common Units granted under the Deferral Plan and related Partnership distributions are subject to forfeiture provisions such that (a) 100% of the Common Units would be forfeited if the grantee shall cease to be employed by the Partnership within three years of the date of the Recapitalization, (b) 75% would be forfeited if the grantee shall cease to be employed after the third anniversary, but prior to the fourth anniversary of the Recapitalization date and (c) 50% would be forfeited if the grantee shall cease to be employed after the fourth anniversary, but prior to the fifth anniversary. Upon issuance of Common Units under the Deferral Plan, unearned compensation equivalent to the market value of the Common Units is charged at the date of grant. The unearned compensation is amortized in accordance with the Deferral Plan's forfeiture provisions. The unamortized unearned compensation value is shown as a reduction of partners' capital in the accompanying consolidated balance sheets. During the three months ended December 25, 1999, the Partnership granted 42,925 Common Units to eligible employees. During the three months ended December 25, 1999, the Partnership amortized $39 of unearned compensation.

Pursuant to the Deferral Plan, participants have deferred receipt of these Common Units and related distributions by the Partnership by depositing the Units into a trust. The value of the Common Units deposited in the trust and the related deferred compensation trust liability are reflected in the accompanying consolidated balance sheet at December 25, 1999 as components of partners' capital.

7.    Acquisition and Divestiture
      ---------------------------

On November 8, 1999, the Partnership acquired the assets of SCANA Propane Gas, Inc., SCANA Propane Storage, Inc., SCANA Propane Supply, Inc., USA Cylinder Exchange, Inc., and C&T Pipeline, LLC from SCANA Corp. SCANA Propane Gas, Inc. distributes approximately 20 million gallons annually and services more than 40,000 customers from 22 customer service centers in North and South Carolina. USA Cylinder Exchange, Inc. operates an automated 20-lb. propane cylinder refurbishing and refill center in Hartsville, South Carolina, selling to approximately 1,600 grocery and convenience stores in the Carolinas, Georgia and Tennessee. SCANA Propane Storage, Inc. owns a 60 million gallon storage cavern in Tirzah, South Carolina which is connected to the Dixie Pipeline by the 62 mile propane pipeline owned by C&T Pipeline, LLC. The Partnership borrowed $97,000 under the acquisition facility of its Revolving Credit Agreement to fund the acquisition, consisting of $86,000 for the SCANA assets, $8,600 in acquired working capital and $2,400 in related bank fees. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the accompanying balance sheet reflects a preliminary purchase price allocation to the assets and liabilities based on their estimated values, with the balance of $36,893 being recorded as goodwill and amortized over forty years on a straight-line basis.

On December 3, 1999, the Partnership sold 23 customer service centers, principally located in Georgia, for cash proceeds of $18,000 plus working capital. The Partnership realized a gain of $10,328 as a result of the transaction.

8.    Subsequent Event--Common Unit Distribution
      ------------------------------------------

On January 21, 2000, the Partnership announced a quarterly distribution of $.5250 per Common Unit for the first quarter of fiscal 2000 consisting of the Minimum Quarterly Distribution of $.50 per Common Unit and an additional distribution of $.025 per Common Unit payable on February 8, 2000 to holders of record on January 28, 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Three Months Ended December 25, 1999
------------------------------------
Compared to Three Months Ended December 26, 1998
------------------------------------------------

Revenues

Revenues increased 24.3% or $39.2 million to $200.5 million for the three months ended December 25, 1999 compared to $161.2 million for the three months ended December 26, 1998. The overall increase is primarily attributable to higher propane costs resulting in higher sales prices to customers, an increase in retail volumes and an increase in the sales of appliances and related products. Propane sold to retail customers increased 2.1% or 2.9 million gallons to 140.5 million gallons, compared to 137.6 million gallons in the prior period's quarter. The increase in retail gallons is principally due to the acquisition of SCANA in the current quarter. Temperatures nationwide during the quarter continued to be unusually warm, averaging 11% warmer than normal as compared to 12% warmer than normal in the prior period's quarter. Wholesale gallons sold and gallons sold related to price risk management activities increased 31.3% or 13.6 million gallons to 57.0 million gallons, principally resulting from increased market opportunities attributable to a more volatile propane pricing environment.

Operating Expenses

Operating expenses increased 5.8% or $3.0 million to $55.3 million for the three months ended December 25, 1999 compared to $52.3 million for the three months ended December 26, 1998. The increase in operating expenses is principally attributable to increased payroll and benefit costs resulting from the SCANA acquisition and, to a lesser extent, higher vehicle fuel costs.

General and Administrative Expenses

General and administrative expenses decreased 9.3% or $0.7 million to $6.6 million for the three months ended December 25, 1999 compared to $7.3 million for the three months ended December 26, 1998. The decrease is primarily attributable to lower information systems expenses in the current quarter.

Income Before Interest Expense and Income Taxes and EBITDA

Results for the first quarter include a $10.3 million gain from the sale of assets. Excluding this one-time item, income before interest expense and income taxes increased $3.1 million to $27.1 million in the three months ended December 25, 1999 compared to $24.0 million in the prior year's first quarter. EBITDA, excluding the one-time item, increased $3.3 million or 10.2% to $36.1 million. The increases in income before interest expense and income taxes and in EBITDA are primarily attributable to higher gross profit of $5.7 million due to higher appliances and related product sales and an increase in gallons sold, partially offset by higher operating expenses.

EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with or superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution. Because EBITDA excludes some, but not all, items that affect net income and this measure may vary among companies, the EBITDA data presented above may not be comparable to similarly titled measures of other companies.

Interest Expense

Net interest expense increased $1.8 million to $9.4 million in the three months ended December 25, 1999 compared with $7.6 million in the prior period. The increase is attributable to interest expense on borrowings for the acquisition of SCANA.

Hedging

The Partnership engages in hedging transactions to reduce the effect of price volatility on its product costs and to help ensure the availability of propane during periods of short supply. The Partnership is currently a party to propane futures contracts on the New York Mercantile Exchange and enters into agreements to purchase and sell propane at fixed prices in the future. These activities are monitored by management through enforcement of the Partnership's Commodity Trading Policy. Hedging does not always result in increased product margins and the Partnership does not consider hedging activities to be material to operations or liquidity for the three month period ended December 25, 1999.

Liquidity and Capital Resources

Due to the seasonal nature of the propane business, cash flows from operating activities are greater during the winter and spring seasons as customers pay for propane purchased during the heating season. For the three months ended December 25, 1999, net cash provided by operating activities was $6.7 million compared to cash provided by operating activities of $7.5 million in the three months ended December 26, 1998. The decrease of $0.8 million was primarily due to higher working capital requirements due to the increased cost of propane.

Net cash used in investing activities was $84.6 million during the three months ended December 25, 1999 consisting of acquisition payments of $97.9 million reflecting the SCANA acquisition and capital expenditures of $4.6 million (including $3.5 million for maintenance expenditures and $1.1 million to support the growth of operations), offset by proceeds from the sales of property, plant and equipment of $17.9 million, including 23 customer service centers. Net cash used in investing activities was $2.1 million for the three months ended December 26, 1998 consisting of capital expenditures of $2.9 million (including $1.5 million for maintenance expenditures and $1.4 million to support the growth of operations) and business acquisition payments of $0.1 million, offset by $0.9 million from the sale of property, plant and equipment.

Net cash provided by financing activities for the three months ended December 25, 1999 was $79.5 million, principally reflecting borrowings to fund the SCANA acquisition partially offset by the Partnership's distribution. Net cash used in financing activities for the three months ended December 26, 1998 was $11.0 million, principally reflecting the Partnership's distribution.

The Partnership has announced that it will make a distribution of $.525 per Unit to its Common Unitholders on February 8, 2000 for the first fiscal quarter of 2000 consisting of the Minimum Quarterly Distribution of $.50 per Common Unit and an additional distribution of $.025 per Common Unit.

The ability of the Partnership to satisfy its future obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions and other factors, many of which are beyond its control. Based on its current cash position, available Bank Credit Facilities and expected cash flow from operating activities, the Partnership expects to have sufficient funds to meet its obligations and working capital needs, and pay distributions at the current level, during fiscal 2000.

On January 20, 2000, the Partnership filed an S-4 Registration Statement with the Securities and Exchange Commission for the issuance from time-to-time of up to 10 million Common Units to be used as the consideration for the acquisition of other businesses. The Partnership will file a prospectus supplement containing specific information about the terms of an acquisition each time Common Units are intended to be issued pursuant to the registration statement.

Year 2000

The Partnership's information technology and non-information technology systems successfully transitioned into the Year 2000 with no disruptions in operations or information processing. In addition, the Partnership believes that no significant vendors/suppliers and/or customers experienced any interruptions attributable to the Year 2000 issue.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of December 25, 1999, the Partnership was party to propane forward and option contracts with various third parties and futures traded on the New York Mercantile Exchange ("NYMEX"). Forward and future contracts provide that the Partnership sell or acquire propane at a fixed price at fixed future dates. An option contract allows, but does not require its holder to buy or sell propane at a specified price during a specified time period; the writer of an option contract must fulfill the obligation of the option contract, should the holder choose to exercise the option. At expiration, the contracts are settled by the delivery of propane to the respective party or are settled by the payment of a net amount equal to the difference between the then current price of propane and the fixed contract price. The contracts are entered into in anticipation of market movements and to manage and hedge exposure to fluctuating propane prices.

Market risks associated with the trading of futures and forward contracts are monitored daily for compliance with the Partnership's trading policy which includes volume limits for open positions. Open inventory positions are reviewed and managed daily as to exposures to changing market prices.

Market Risk

The Partnership is subject to commodity price risk to the extent that propane market prices deviate from fixed contract settlement amounts. Futures contracts traded with brokers of the NYMEX require daily cash settlements in margin accounts. Forward and option contracts are generally settled at the expiration of the contract term.

Credit Risk

Futures contracts are guaranteed by the NYMEX and as a result have minimal credit risk. The Partnership is subject to credit risk with forward and option contracts to the extent the counterparties do not perform. The Partnership evaluates the financial condition of each counterparty with which it conducts business and establishes credit limits to reduce exposure to credit risk of non-performance.

Sensitivity Analysis

In an effort to estimate the exposure of unfavorable market price movements, a sensitivity analysis of open positions as of December 25, 1999 was performed. Based on this analysis, a hypothetical 10% adverse change in market prices for each of the future months for which an option, future and/or forward contract exists indicates a potential loss in future earnings of $0.7 million as of December 25, 1999.

The above hypothetical change does not reflect the worst case scenario. Actual results may be significantly different depending on market conditions and the composition of the open position portfolio.

               SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

                                    Part II

Item 6. Exhibits and Reports on Form 8-K

        (a)  Exhibits
             (27) Financial Data Schedule

        (b)  Reports on Form 8-K

             Report on Form 8-K dated September 29, 1999 announcing the Partnership's agreement with SCANA Corporation to acquire the assets of SCANA Propane Gas, Inc., SCANA Propane Storage, Inc., SCANA Propane Supply, Inc., USA Cylinder Exchange, Inc. and C&T Pipeline, LLC for $86.0 million plus working capital.

             Report on Form 8-K dated November 17, 1999 announcing the Partnership's consummation of its previously announced purchase of the assets of SCANA Propane Gas, Inc., SCANA Propane Storage, Inc., SCANA Propane Supply, Inc., USA Cylinder Exchange, Inc. and C&T Pipeline, LLC for $86.0 million plus working capital.

             Report on Form 8-K dated January 21, 2000 announcing the Partnership's earnings and increase in its quarterly distribution for the quarter ended December 25, 1999.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

                                       SUBURBAN PROPANE PARTNERS, L.P.

Date: February 7, 2000                        /s/ Anthony M. Simonowicz
                                       By ____________________________________
                                                Anthony M. Simonowicz
                                           Vice President, Chief Financial
                                                       Officer

                                              /s/ Edward J. Grabowiecki
                                       By ____________________________________
                                                Edward J. Grabowiecki
                                           Vice President, Controller and
                                              Chief Accounting Officer

PROXY


                       SUBURBAN PROPANE PARTNERS, L.P.
             PROXY FOR 2000 TRI-ANNUAL MEETING OF LIMITED PARTNERS
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORS

The undersigned hereby appoints each of Mark A. Alexander and Michael J. Dunn, Jr., proxy and attorney in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and to vote as specified on the reverse side all common units of Suburban Propane Partners, L.P. which the undersigned is entitled to vote at the Tri-annual Meeting of Limited Partners on April 19, 2000, or any adjournments or postponements thereof.

Please mark, sign, date and return this proxy card promptly in the enclosed envelope provided.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\

    Please mark your
[X] vote as in this
    example.

THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR ELECTED SUPERVISOR FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD.

-------------------------------------------------------------------------------
        THE BOARD OF SUPERVISORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.
-------------------------------------------------------------------------------

                   FOR ALL
                  NOMINEES
                   LISTED    WITHHELD    If marked, vote    NOMINEES:
1. Election of                           is withheld        John Hoyt Stookey
   Elected          [_]         [_]      from all           Harold R. Logan, Jr.
   Supervisors                           nominees listed    Dudley C. Mecum

For, except vote withheld from the following nominee(s):

-------------------------------------------------------

                                NOTE: Please sign exactly as name appears to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title, if a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

                                -----------------------------------------------

                                -----------------------------------------------
                                SIGNATURE(S)                          DATE

-------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\


                  2000 TRI-ANNUAL MEETING OF LIMITED PARTNERS

                        DATE: APRIL 19, 2000

                        TIME: 9:00 A.M. LOCAL TIME

                        PLACE: ONE SUBURBAN PLAZA
                               240 ROUTE 10 WEST
                               WHIPPANY, NEW JERSEY 07981